Exhibit 23.1
CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Gray Television, Inc. Capital Accumulation Plan of our report dated March 14, 2008, relating to our audit of the consolidated financial statements, financial statement schedule and internal control over financial reporting of Gray Television, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2007, and our report dated June 25, 2008, relating to our audit of the financial statements of the Gray Television, Inc. Capital Accumulation Plan included in Form 11-K for the year ended December 31, 2007.
/s/ MCGLADREY & PULLEN, LLP
Ft. Lauderdale, Florida
December 9, 2008